Exhibit 99.3

Q&A
Operating Results for 2009 and Fourth Quarter 2009
February 23, 2010

The Federal Home Loan Bank of San Francisco announced its operating results for 2009 and the fourth quarter of 2009 on February 22, 2010. The results were prepared from unaudited financial information for the quarter and year ended December 31, 2009. This Q&A discusses some aspects of these operating results.

  What were the Bank's operating results for 2009?

  Net income for 2009 was $515 million, compared with net income of $461 million for 2008. The increase in net income for 2009 primarily reflected net gains associated with derivatives, hedged items, and financial instruments carried at fair value and an increase in net interest income, partially offset by an increase in other-than-temporary impairment (OTTI) charges on certain private-label residential mortgage-backed securities (PLRMBS) in the Bank's held-to-maturity securities portfolio.

  Net interest income for 2009 was $1.8 billion, up from $1.4 billion for 2008. Most of the increase in net interest income for 2009 was offset by net interest expense on derivative instruments used in economic hedges (reflected in other income), which totaled $452 million in 2009 and $120 million in 2008. Net interest income for 2009 also reflected a rise in the average profit spread on the MBS and mortgage loan portfolios, reflecting the favorable impact of a lower interest rate environment and a steeper yield curve. The lower interest rate environment provided the Bank with the opportunity to call fixed rate callable debt and refinance that debt at a lower cost. These increases in net interest income were partially offset by a lower yield on invested capital because of the lower interest rate environment during 2009 and lower net interest spreads on the non-MBS investment portfolio.

  Other income for 2009 was a net loss of $948 million, compared to a net loss of $690 million for 2008. In addition to the increase in net interest expense on derivative instruments used in economic hedges, the decrease in other income for 2009 reflected a credit-related OTTI charge of $608 million on certain PLRMBS, partially offset by a net gain of $104 million associated with derivatives, hedged items, and financial instruments carried at fair value.

  What were the Bank's operating results for the fourth quarter of 2009?

  Net income for the fourth quarter of 2009 was $174 million, compared with a net loss of $103 million for the fourth quarter of 2008. The increase in net income for the fourth quarter of 2009 primarily reflected a decrease in the OTTI charge on certain PLRMBS for the fourth quarter of 2009 compared to the fourth quarter of 2008. Under accounting guidance on OTTI adopted as of January 1, 2009, the portion of any OTTI related to credit loss is realized in income, while the non-credit-related portion of any OTTI is recognized in other comprehensive income, a component of capital. Prior to the adoption of this guidance, all OTTI was realized in income. In the fourth quarter of 2009, net income reflected an OTTI charge related to credit losses of $116 million, while in the fourth quarter of 2008, net income reflected an OTTI charge of $590 million, which included a credit-related charge of $20 million and a non-credit-related charge of $570 million.

  Net interest income for the fourth quarter of 2009 was $406 million, compared with net interest income of $468 million for the fourth quarter of 2008. Most of the decrease in net interest income for the fourth quarter of 2009 compared to the year-earlier period was offset by a decrease in net interest expense on derivative instruments used in economic hedges (reflected in other income), which totaled $93 million in the fourth quarter of 2009 and $135 million in the fourth quarter of 2008.

  Other income for the fourth quarter of 2009 was a net loss of $130 million, compared to a net loss of $575 million for the fourth quarter of 2008. In addition to the decrease in net interest expense on derivative instruments used in economic hedges and the lower OTTI charge for the fourth quarter of 2009, the increase in other income for the fourth quarter of 2009 reflected a net gain of $75 million associated with derivatives, hedged items, and financial instruments carried at fair value.

  Why did the Bank recognize other-than-temporary impairment (OTTI) on its PLRMBS in 2009 and in the fourth quarter of 2009?

  For the fourth quarter of 2009, we realized a credit-related OTTI charge of $116 million in other income on our income statement and recognized a non-credit-related OTTI of $181 million in other comprehensive income (OCI) on our balance sheet in relation to certain PLRMBS in our held-to-maturity securities portfolio. For the full year, the credit-related OTTI charge was $608 million and the non-credit-related component of the OTTI was $3.5 billion.

  The credit-related OTTI charges resulted from projected credit losses on the loan collateral underlying the Bank's PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions and updated information on the loans supporting the Bank's PLRMBS and revises the assumptions in its collateral loss projection models based on more recent information. The increases in projected collateral loss rates in the Bank's OTTI analyses in 2009 were caused by increases in projected loan defaults and in the projected severity of losses on defaulted loans. Several factors contributed to these increases, including lower forecasted housing prices (a greater current-to-trough decline and slower housing price recovery), greater-than-expected deterioration in the credit quality of the loan collateral, and periodic changes to the Bank's collateral loss projection model based on a variety of information sources and intended to improve the model's forecast accuracy and reasonableness of results.

  Does the Bank expect to recover any of the non-credit-related OTTI in the future?

  We intend to hold all of the affected securities to maturity. The amount of the non-credit-related OTTI for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security. There is no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. As of December 31, 2009, the total amount of non-credit-related OTTI recognized in accumulated OCI was $3.6 billion, and the estimated weighted average life of the affected securities was approximately four years.

  What is other comprehensive income (OCI)? What is the significance of recording non-credit-related OTTI in OCI?

  Other comprehensive income is a component of equity. Under generally accepted accounting principles, certain income and expense items are not recognized in net income but instead are shown as separate items in the equity section of the balance sheet. For the Bank, OCI primarily reflects the non-credit-related portion of any OTTI on its MBS portfolio. The OTTI recognized in OCI will be reduced over the lives of the affected securities, except as described in the answer to question 4 above.

  Is the Bank meeting all of its regulatory capital requirements?

  As of December 31, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 7.60%, exceeding the 4.00% requirement, and our risk-based capital was $14.7 billion, exceeding our $6.2 billion requirement.

  Regulatory capital includes retained earnings, capital stock, and mandatorily redeemable capital stock (which appears as a liability on the statements of condition) and excludes accumulated other comprehensive income.

  Does the Bank expect to have more OTTI charges in future quarters?

  It is not possible to predict whether we will have more OTTI charges in the future, since that will depend on many factors, including economic, financial market, and housing market conditions and the actual and projected performance of the loan collateral underlying our PLRMBS.

  Did the Bank's Board of Directors declare a dividend for the fourth quarter of 2009?

  On February 22, 2010, the Bank's Board of Directors declared a cash dividend for the fourth quarter of 2009 at an annualized dividend rate of 0.27%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $9 million, on or about March 26, 2010.

  Why is the Bank paying the fourth quarter dividend in cash, rather than in stock?

  We are paying the dividend in cash rather than stock to comply with Federal Housing Finance Agency rules, which do not permit us to pay dividends in the form of capital stock if the amount of excess capital stock exceeds 1% of the Bank's total assets. As of December 31, 2009, the Bank's excess capital stock totaled $6.5 billion, or 3% of total assets.

  Does the Bank expect to pay a dividend for the first quarter of 2010?

  The Bank's Board of Directors will continue to monitor the Bank's MBS portfolio, the Bank's overall financial performance and retained earnings, and developments in the financial markets as the basis for determining the status of dividend payments in future quarters.

  When will the Bank start repurchasing excess capital stock?

We have not yet determined when the Bank will start repurchasing excess capital stock. We will continue to monitor developments in the mortgage and credit markets and other relevant information in determining the status of capital stock repurchases in future quarters.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Q&A contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "intend," "expects," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.